COMPILATION OF
                    ARTICLES OF INCORPORATION
                    (As of December 31, 1990)

     ARTICLE I. The undersigned have associated, and do hereby associate themselves for the purpose of forming a corporation under Chapter 86 (now Chapter 180) of the Wisconsin Statutes of 1898 and the acts amendatory thereof and supplementary thereto, the business and purposes of which corporation shall be the construction, maintenance and operation of telephone, telephone lines and telephone business which said business is to be carried on within the State of Wisconsin, especially within the County of Dane, in said state.

     ARTICLE II. The name of said corporation shall be Mid-Plains Telephone, Inc.

     ARTICLE III. The capital stock of said corporation shall be $10,000,000 and the same shall consist of 3,000,000 shares of common stock, each of which shall be of the par value of $3.33-1/3 per share.

     ARTICLE IV. At the annual meeting in 1943, the shareholders shall elect seven directors, who shall be stockholders. Two of these elected shall serve for a term of one year, two for a term of two years and three for a term of three years. The term of all directors thereafter shall be for a term of three years and until their successors have been duly chosen and qualified. The seven directors shall at their earliest convenience after the annual meeting elect one out of their number a President, one as a Vice-President and one as a Secretary and Treasurer, which may be held by one person. The officers so elected shall hold office for the term of one year and until their successors are duly chosen and qualified.

     ARTICLE V. The principal duties of the President shall be to preside at all meetings of the Board of Directors, and to have a general supervision of the affairs of the corporation.

     The principal duties of the Vice-President shall be to discharge the duties of the President in the event of the absence or disability, for any cause whatever, of the latter.

     The principal duties of the Secretary shall be to countersign all deeds, leases and conveyances executed by the corporation, affix the seal of the corporation thereto, and to such other papers as shall be required or directed to be sealed, and to keep a record of the proceedings of the Board of Directors, and to safely and systematically keep all books, papers, records and documents belonging to the corporation, or in any wise pertaining to the business thereof.

     The Board of Directors may provide for the appointment of such additional officers as they may deem for the best interests of the corporation.

     Whenever the Board of Directors may so order the offices of Secretary and Treasurer may be held by the same person.

     The said officers shall perform such additional or different duties as shall from time to time be imposed or required by the Board of Directors, or as may be prescribed from time to time by the Bylaws.

     ARTICLE VI. Only persons holding stock according to the regulations of the corporation shall be members of it. Ten or more members present at any meeting of the stockholders shall constitute a quorum. In case the sale of the corporate assets and the dissolution of the corporation is contemplated a quorum shall consist of stockholders representing a majority of the outstanding shares of stock of the corporation, and each stockholder so represented in person or by proxy at such meeting shall be entitled to one vote for each share of stock held by him or her.

     ARTICLE VII. These articles may be amended by resolution setting forth such amendment or amendments, adopted at any meeting of the stockholders by a vote of at least two-thirds of all the stock of said corporation then outstanding.

     ARTICLE VIII. Any unissued capital stock may be issued and disposed of to such persons and upon such terms as the Board of Directors may determine, and no stockholder of the corporation shall have any pre-emptive right in or right to subscribe for any shares of stock issued by this corporation.

     ARTICLE IX. Subject to the authorization of the directors, the President or Vice-President and Secretary may mortgage or pledge the property, rights, privileges and franchises of the corporation, then owned by it or thereafter to be acquired, on such terms and conditions and for such consideration as shall be authorized by the board of directors, and no consent of the shareholders shall be required.

     The undersigned, the duly appointed acting Secretary of Mid-Plains Telephone, Inc., does hereby certify that the foregoing is a true and accurate portrayal of the Articles of Incorporation of Mid-Plains Telephone, Inc., in force and effect as of December 31, 1990.


                              Fredrick E. Urben
                              Fredrick E. Urben, Secretary